EXHIBIT 99.1

Vitran Comments on Schedule 13D Filings by Clarke Inc. and Meeting With Mr. Armoyan

TORONTO, Oct. 10, 2012 (GLOBE NEWSWIRE) -- Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), a North American transportation and supply chain firm, today commented on the Schedule 13D filings made by Clarke Inc. with respect to its shareholdings in Vitran.

It is important to note that Vitran believes the comments made by Clarke are mostly self-serving and are in many respects disingenuous or simply show a lack of understanding of the Company's Less-Than Truckload (LTL) services business in the United States. The Board remains firmly committed to enhancing shareholder value and will continue to pursue a business plan that will strengthen the Company's balance sheet with the goal of improving the results of the Company over the long term. The Company does not intend to address the statements set out in Clarke's filings but wishes to shed light on Clarke's request that its principal shareholder join the Vitran Board and the ongoing strategic initiatives of the Company.

Mr. Armoyan's request to join the Vitran Board

On September 19, 2012, Mr. Armoyan, the President and CEO and the principal shareholder of Clarke, met with Mr. Rick McGraw, the Chair of the Board, and requested that he be appointed to the Board. At such meeting, Mr. Armoyan also advised the Chair that Mr. Armoyan was unable to assist the Company with respect to its efforts to deal with the problems impacting Vitran's U.S. LTL services business. However, Mr. Armoyan proposed that the Company could be the driver behind a consolidation of the LTL services businesses in Canada (including such business owned by Clarke). In response to Mr. Armoyan's request, the Nominating and Governance Committee of the Company reviewed various information requested and received from Mr. Armoyan and other relevant information, and concluded that Mr. Armoyan lacked experience and expertise in the U.S. LTL business which the Committee believes is required for a nominee. Notwithstanding the Committee's view that Mr. Armoyan lacked the required experience and expertise, the Committee also considered whether Mr. Armoyan had the necessary minimum competencies, skills and personal qualities to be a director of the Company. The Committee had some concerns regarding Mr. Armoyan, but found it unnecessary to review the issues related thereto closely as it concluded that Mr. Armoyan's relationship with Clarke Transport Inc. (a wholly-owned subsidiary of Clarke and a primary competitor of the Company in Canada) disqualified Mr. Armoyan from serving as a director of the Company.

The Company had been informally searching for a candidate with experience and expertise in the US LTL business to join the Board. The Nominating and Governance Committee has recently recommended that the Board formalize this process and that the search be continued with more urgency. As a result, the Company will consult with various stakeholders, including Clarke, in connection with the nomination of such an individual to the Board.

New Strategic Initiatives

On August 28, 2012, prior to the filings by Clarke and on its own initiative, the Board of Vitran established a committee of independent directors (the "Special Committee") to oversee various matters to improve the balance sheet of the Company and enable the Company to continue to focus on its North American LTL business to which it remains firmly committed.

Please note that there can be no assurance that the Special Committee and the Company will be successful in their efforts. The Company will not provide any further information with respect to this initiative unless and until it has something definitive to report.

About Vitran Corporation Inc.

Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload and supply chain services. To find out more about Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), visit the website at www.vitran.com.

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements may be generally identifiable by use of the words "believe", "anticipate", "intend", "estimate", "expect", "project", "may", "plans", "continue", "will", "focus", "should", "endeavor" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements include statements regarding the efforts of the Special Committee and efforts of the Company to strengthen its balance sheet. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Vitran's actual results, performance or achievements to differ materially from those projected in the forward-looking statements. Factors that may cause such differences include, but are not limited to, technological change, increases in fuel costs, regulatory changes, the general health of the economy, seasonal fluctuations, unanticipated changes in railroad capacities, exposure to credit risks, changes in labour relations and competitive factors. More detailed information about these and other factors is included in the annual MD&A on Form 10K under the heading "General Risks and Uncertainties." Many of these factors are beyond the Company's control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements. Vitran Corporation Inc. does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events, except as may be required under applicable securities laws.

CONTACT: Richard Gaetz, President/CEO
         Fayaz Suleman, VP Finance/CFO
         Vitran Corporation Inc.
         416/596-7664